EXHIBIT 99.2
Press Release

For Immediate Release

WMI LIQUIDATING TRUST ANNOUNCES DISTRIBUTION OF APPROXIMATELY $17 MILLION

SEATTLE, October 29, 2013 – WMI Liquidating Trust (the “Liquidating Trust”), formed pursuant to the confirmed Seventh Amended Joint Plan of Affiliated Debtors under Chapter 11 of the United States Bankruptcy Code (as modified, the “Plan”) of Washington Mutual, Inc. (“WMI”), today announced that it will make a distribution (the “Distribution”) of approximately $17 million to certain beneficiaries.

In accordance with the priority of payments described in Exhibit H to the Plan, the Distribution will be allocated solely to claimants in “Tranche 3”.  After the Distribution, CCB Guarantees Claims will have been paid entirely and, as a result, the Liquidating Trust can distribute remaining Runoff Notes owned by the Liquidating Trust to its beneficiaries.  Such distribution of Runoff Notes would occur on the next scheduled quarterly distribution date of February 1, 2014.

The Liquidating Trust intends to initiate the upcoming $17 million Distribution on Friday, November 1, 2013.  Additional detail associated with the Distribution will be set forth in the Quarterly Summary Report (the “QSR”) for the period ended September 30, 2013.  The QSR will be filed by the Liquidating Trust with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on or about October 30, 2013.

Further information about WMI Liquidating Trust can be found at www.wmitrust.com.

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Contact

Andrew Siegel / Jed Repko / Aaron Palash
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449